EXHIBIT 3.2

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955

☒ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Sadot Group Inc. Entity or Nevada Business Identification Number (NVID): E2432622019-7
2. Effective Date and Time: (Optional)	Certificate of Designation or Amendment to Designation Only Date: 09/30/2026 Time: 4:30PM eastern Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
3. Class or Series of Stock Being Designated or Amended:	Enter the name of the class or series of stock being designated or amended: SERIES E CONVERTIBLE PREFERRED STOCK Enter the number of shares being designated: 3,575
4. Stock Class or Series Amendment:	☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series** As of the date of this certificate, no shares of this class or series of stock has been issued.
	☐ **Certificate of Amendment to Designation - After Issuance of Class or Series** Unless the governing documents say otherwise, the board may amend a class or series of stock only with required stockholder approval. Stockholders holding a majority of the voting power must approve the amendment, unless a higher percentage is required. Approval must include: • Shareholders of the stock being changed • Shareholders of any stock with a higher payout priority if the company dissolves, even if those shareholders normally do not have voting rights. **Class or Series Name After Amendment:** Enter "N/A" if the name is not changing. Number of Shares After Amendment:

You must include the filing fee with this form. The filing fee is $175.00.

Page 1 of 2
Revised: 7/1/2026

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

Certificate of Designation

Certificate of Amendment to Designation - Before Issuance of Class or Series

Certificate of Amendment to Designation - After Issuance of Class or Series

Certificate of Withdrawal of Certificate of Designation

5. Resolution: Complete for Certificate of Designation and Amendment to Designation	Pursuant to the articles of incorporation and by resolution of the board of directors, this certificate establishes or amends the voting powers, designations, preferences, limitations, restrictions, and relative rights of the class or series of stock described below. CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES E NON-VOTING CONTINGENTLY CONVERTIBLE PREFERRED STOCK. See Exhibit A. Attach additional page(s) if necessary.
6. Withdrawal: Pursuant to 78.1955(6)	Designation being withdrawn: Not applicable. Date of designation: As of the date of this filing, no shares of this class or series of stock has been issued for the above certificate of designation. This certificate authorized the withdrawal of the designation by resolution of the board of directors described below: Attach additional page(s) if necessary.
7. Signature: (Required)	**Declaration under penalty of perjury:** The organization acknowledges that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing with the Office of the Secretary of State. This form must be signed by an officer of the corporation (a natural person, not an entity). Print First Name: Michael Print Last Name: Murray Print Title: CEO X /s/Michael Murray Signature of Officer Date: 09/28/2026

You must pay the appropriate fee of $175.00 with this filing.

Page 2 of 2
Revised: 7/1/2026

EXHIBIT A

Pursuant to NRS 78.195 and NRS 78.1955 of the Nevada Revised Statutes

SADOT GROUP INC., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), in accordance with the provisions of NRS 78.195 and NRS 78.1955 of the Nevada Revised Statutes (the “NRS”), DOES HEREBY CERTIFY that:

FIRST: The Articles of Incorporation of the Corporation, as amended (the “Articles”), authorize the issuance of shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), in one or more series, and expressly authorize the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law and the provisions of the Articles, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof, to the fullest extent permitted by the NRS.

SECOND: Pursuant to the authority conferred upon the Board by the Articles and NRS 78.1955, the Board, by unanimous written consent dated September 30, 2026, duly adopted the following resolution creating a series of Preferred Stock designated as the “Series E Non-Voting Contingently Convertible Preferred Stock,” and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of Sadot Group Inc. in accordance with the provisions of the Articles of Incorporation and the NRS, a series of the class of authorized Preferred Stock, par value $0.0001 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the powers, preferences, rights, qualifications, limitations and restrictions thereof, are as follows:

1.	DESIGNATION AND AUTHORIZED SHARES; STATED VALUE; DEFINITIONS

1.1       Designation. The shares of such series of Preferred Stock shall be designated as the “Series E Non- Voting Contingently Convertible Preferred Stock” (the “Series E Preferred”), and the number of shares constituting such series shall be three thousand five hundred seventy-five (3,575) shares, par value $0.0001 per share. Each share of Series E Preferred shall have a stated value of United States Dollars One Thousand (US$1,000) per share (the “Stated Value”), for an aggregate Stated Value of all authorized shares of Series E Preferred of United States Dollars Three Million Five Hundred Seventy-Five Thousand (US$3,575,000). The number of shares constituting the Series E Preferred may be decreased (but not below the number then outstanding) by resolution of the Board, and shall not be increased.

1.2       Purpose. The Series E Preferred is being created solely for issuance to the Seller as a portion of the consideration for the acquisition of the SalesIQ Platform pursuant to the Purchase Agreement, and shall not be issued to any other person or for any other purpose.

1.3       Definitions. As used herein, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

(a)	“ARR” has the meaning set forth in the Purchase Agreement, and “ARR Certification” means a certification of ARR delivered by the Corporation in accordance with Section 2.5(c) of the Purchase Agreement.

(b)	“ARR Milestone” means ARR equal to or greater than Five Hundred Thousand United States Dollars (US$500,000), as certified in an ARR Certification, achieved on or before the Milestone Deadline.

(c)	“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to remain closed.

(d)	“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

(e)	“Conversion Conditions” has the meaning set forth in Section 6.2.

(f)	“Conversion Eligibility Notice” has the meaning set forth in Section 6.4.

(g)	“Conversion Price” means US$13.00 per share of Common Stock, subject to adjustment solely as provided in Section 8.

(h)	“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series E Preferred in accordance with Section 6.

(i)	“Holder” means a holder of record of shares of Series E Preferred, and “Required Holders” means, at any time, the Holders of a majority of the then-outstanding shares of Series E Preferred.

(j)	“Issuance Date” means the date of original issuance of the Series E Preferred pursuant to the Purchase Agreement.

(k)	“Milestone Deadline” means 5:00 p.m., New York City time, on the date that is thirty-six (36) months after the Issuance Date.

(l)	“Nasdaq” means The Nasdaq Stock Market LLC, and “Nasdaq Listing Rules” means the listing rules of Nasdaq as in effect from time to time, including Rule 5101, IM-5101-2, Rule 5110, Rule 5250, Rule 5635 and Rule 5640.

(m)	“Nasdaq Confirmation” has the meaning set forth in Section 6.2(c).

(n)	“Purchase Agreement” means the Asset Purchase Agreement, dated as of September 30, 2026, between the Corporation and SOFTECH RESOURCES LIMITED, a company duly incorporated under the laws of Hong Kong (Business Registration Number 80851742), with its registered address at No. 5, 17/F, Strand 50, 50 Bonham Strand, Sheung Wan, Hong Kong, acting through its duly authorized Director, Kailesh Jagdishchandra Ashani (the “Seller”), as it may be amended from time to time in accordance with its terms.

(o)	“Securities Act” means the Securities Act of 1933, as amended.

(p)	“Series D Preferred” means the Corporation’s Series D Non-Voting Contingently Convertible Preferred Stock, par value $0.0001 per share, issued concurrently with the Series E Preferred pursuant to the Purchase Agreement.

(q)	“Shareholder Approval” means the approval by the stockholders of the Corporation, at a duly called annual or special meeting of stockholders and in accordance with the Nasdaq Listing Rules (including Rules 5635(a), 5635(b) and 5635(d), as applicable), the NRS, the Articles and the Corporation’s bylaws, of the issuance of the Conversion Shares upon conversion of the Series E Preferred.

(r)	“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or trading market on which the Common Stock is then listed or quoted.

2.	RANKING

2.1       Ranking. The Series E Preferred shall, with respect to dividend rights and rights upon any Liquidation Event (as defined in Section 5): (a) rank pari passu with the Series D Preferred and with the Common Stock (on the basis set forth in Section 5); (b) rank junior to the Corporation’s Series A Preferred Stock and to each other class or series of Preferred Stock of the Corporation outstanding on the Issuance Date or hereafter issued that by its terms ranks senior to the Common Stock; and (c) rank junior to all indebtedness and other liabilities of the Corporation.

2.2       No Consent Right as to Senior or Parity Securities. The Corporation may, without the consent of the Holders, authorize, create and issue any class or series of capital stock ranking senior to, pari passu with or junior to the Series E Preferred as to dividends, redemption or distributions upon a Liquidation Event, and may incur indebtedness of any kind.

3.	DIVIDENDS

3.1       No Dividends. The Series E Preferred shall not be entitled to receive, and the Corporation shall not declare, pay or accrue, any dividend or other distribution of any kind on the Series E Preferred, whether in cash, securities or other property, and no dividend, interest, accretion, yield, make-whole, premium or other return of any kind shall accrue on or be payable in respect of the Series E Preferred or the Stated Value thereof, whether or not declared and whether or not the Corporation has funds legally available therefor.

3.2       No Participation. The Holders shall not be entitled to participate in any dividend or distribution declared or paid on the Common Stock or any other class or series of capital stock of the Corporation, whether on an as-converted basis or otherwise, unless and until the Series E Preferred has actually been converted into Conversion Shares in accordance with Section 6, in which case the Holder shall be entitled to dividends declared on the Common Stock with a record date after the date of such conversion.

3.3       No Restriction on Junior Distributions. Nothing herein shall restrict the Corporation from declaring or paying any dividend or distribution on, or redeeming or repurchasing, the Common Stock or any other class or series of capital stock of the Corporation.

4.	NO REDEMPTION

4.1       No Mandatory Redemption; No Holder Put. The Series E Preferred has no fixed maturity date, is not subject to mandatory redemption or any sinking fund, and is not redeemable or puttable at the option of any Holder under any circumstances, including upon any Liquidation Event, Fundamental Transaction (as defined in Section 8.3), change of control, failure to satisfy any Conversion Condition, or insolvency of the Corporation. No Holder shall have any right to require the Corporation to pay cash or deliver any other property in respect of the Series E Preferred at any time, other than cash in lieu of fractional shares as provided in Section 6.6.

4.2       No Optional Redemption. The Corporation shall have no right to redeem the Series E Preferred for cash. The Corporation may repurchase shares of Series E Preferred in a privately negotiated transaction with the Holder thereof, and may cancel shares of Series E Preferred as provided in Section 7.

4.3       Term. Each share of Series E Preferred shall remain outstanding until the earliest of (a) its conversion into Conversion Shares pursuant to Section 6, (b) its automatic cancellation pursuant to Section 7.1, (c) its cancellation pursuant to Section 7.2, or (d) its repurchase pursuant to Section 4.2. This structure — including the absence of any mandatory redemption, any holder redemption right, any dividend or accretion, and any conversion right prior to satisfaction of the Conversion Conditions — is intentional and is designed to preserve classification of the Series E Preferred as permanent equity on the financial statements of the Corporation under U.S. generally accepted accounting principles, including ASC 480 (Distinguishing Liabilities from Equity) and ASC 815-40, and for purposes of the stockholders’ equity requirement of Nasdaq Listing Rule 5550(b)(1).

4.4       Status of Acquired Shares. Any shares of Series E Preferred that are converted, cancelled, repurchased or otherwise acquired by the Corporation shall be retired and cancelled, shall not be reissued as Series E Preferred, and shall resume the status of authorized but undesignated shares of Preferred Stock.

5.	LIQUIDATION

5.1       No Liquidation Preference; As-Converted Participation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a “Liquidation Event”), the Series E Preferred shall have no liquidation preference over the Common Stock. Upon a Liquidation Event, after payment in full of all amounts owing to creditors of the Corporation and to the holders of each class or series of capital stock ranking senior to the Common Stock, each Holder shall be entitled to receive, pari passu with the holders of Common Stock and the Series D Preferred, (a) if, as of the record date for such distribution, all of the Conversion Conditions have been satisfied with respect to the Series E Preferred, the amount that such Holder would have received had such Holder converted its shares of Series E Preferred into Conversion Shares immediately prior to such Liquidation Event, or (b) if any Conversion Condition has not then been satisfied, an amount per share equal to the par value thereof, it being the intent of the Corporation and the Holders that the Series E Preferred shall not participate in the assets of the Corporation available for distribution to stockholders unless and until it has become convertible in accordance with Section 6.

5.2       Transactions Not Constituting a Liquidation Event. A merger, consolidation, share exchange, sale of all or substantially all assets, or other Fundamental Transaction shall not be deemed a Liquidation Event for purposes of this Section 5; the rights of the Series E Preferred in any such transaction shall be governed by Section 8.3.

6.	CONTINGENT CONVERSION

6.1       No Conversion Right at Issuance. As of the Issuance Date, the Series E Preferred is not convertible into Common Stock or any other security of the Corporation. No Holder shall have any right to convert any share of Series E Preferred, and the Corporation shall have no obligation to issue any Conversion Shares, unless and until each of the Conversion Conditions has been satisfied with respect to the Series E Preferred on or before the Milestone Deadline and the Corporation has delivered a Conversion Eligibility Notice pursuant to Section 6.4.

6.2       Conversion Conditions. The Series E Preferred shall become convertible into Conversion Shares only upon the satisfaction of each of the following conditions (collectively, the “Conversion Conditions”), each of which is independent and cumulative:

(a)	ARR Milestone. The ARR Milestone shall have been achieved on or before the Milestone Deadline and certified in an ARR Certification delivered in accordance with Section 2.5(c) of the Purchase Agreement, including completion without exception of the confirmation or agreed-upon procedures by the Corporation’s independent registered public accounting firm contemplated thereby. Achievement of the ARR Milestone applicable to the Series D Preferred shall not constitute achievement of the ARR Milestone applicable to the Series E Preferred.

(b)	Shareholder Approval. The Shareholder Approval shall have been obtained and shall remain in full force and effect.

(c)	Nasdaq Confirmation; No Back-Door Listing; No New Listing Application. The Corporation shall have received written confirmation from the Listing Qualifications Department of Nasdaq, in form and substance satisfactory to the Corporation and its counsel (the “Nasdaq Confirmation”), that (i) the issuance of the Conversion Shares upon conversion of the Series E Preferred (taking into account all other shares of Common Stock issued or issuable to the Seller or its affiliates pursuant to the Purchase Agreement, upon conversion of the Series D Preferred, or in any other transaction required by the Nasdaq Listing Rules to be aggregated therewith) would not constitute or result in a “change of control” of the Corporation, a “reverse merger” or a “back-door listing” for purposes of Nasdaq Listing Rule 5110(a), IM-5101-2 or any successor or comparable rule; (ii) such issuance would not require the Corporation to submit a new or original listing application, to re-qualify under Nasdaq’s initial listing standards, or to pay any initial listing fee; and (iii) Nasdaq has no objection to such issuance. The Nasdaq Confirmation shall not have been withdrawn, qualified or conditioned in any manner adverse to the Corporation.

(d)	Listing of Additional Shares. The Corporation shall have submitted to Nasdaq a Listing of Additional Shares notification with respect to the Conversion Shares in accordance with Nasdaq Listing Rule 5250(e)(2), and Nasdaq shall have raised no objection thereto.

(e)	Securities Law Compliance. The issuance of the Conversion Shares shall be capable of being made in compliance with the Securities Act and applicable state securities laws without registration, the Holder shall have delivered a then-current investor representation letter in the form reasonably requested by the Corporation, and no injunction, order or legal prohibition shall prevent such issuance.

6.3       Partial Conversion Permitted by Nasdaq. If Nasdaq advises the Corporation that conversion of the Series E Preferred in full would constitute or result in a back-door listing or change of control under IM- 5101-2, or would require a new listing application, but that a lesser number of Conversion Shares may be issued without such consequence, then, subject to satisfaction of the other Conversion Conditions, the Corporation may, in its sole discretion, deliver a Conversion Eligibility Notice with respect to only that number of shares of Series E Preferred whose conversion Nasdaq has so confirmed. The remaining shares of Series E Preferred shall remain outstanding and non-convertible unless and until a further Nasdaq Confirmation is received with respect thereto on or before the Milestone Deadline, failing which such remaining shares shall be cancelled in accordance with Section 7.1.

6.4       Conversion Eligibility Notice. Promptly, and in any event within ten (10) Business Days, after the Corporation has determined that all of the Conversion Conditions have been satisfied with respect to all or a portion of the Series E Preferred, the Corporation shall deliver written notice thereof to each Holder (a “Conversion Eligibility Notice”), specifying the number of shares of Series E Preferred that have become convertible and the then-applicable Conversion Price. The determination of the Corporation, made in good faith, as to whether and when the Conversion Conditions have been satisfied shall be final and binding on the Holders absent manifest error. No share of Series E Preferred shall be convertible prior to the delivery of a Conversion Eligibility Notice with respect thereto.

6.5       Conversion Mechanics. At any time after delivery of a Conversion Eligibility Notice and prior to the Milestone Deadline, a Holder may convert all or any portion of the shares of Series E Preferred specified in such Conversion Eligibility Notice into that number of fully paid and non-assessable shares of Common Stock equal to (a) the aggregate Stated Value of the shares of Series E Preferred being converted, divided by (b) the Conversion Price in effect on the date of conversion, by delivering to the Corporation a written notice of conversion in the form attached hereto as Annex I (a “Notice of Conversion”), together with the certificate(s) (if any) representing the shares being converted and any investor representation letter required under Section 6.2(e). The date on which the Corporation receives a duly completed Notice of Conversion shall be the “Conversion Date.” Within three (3) Trading Days after the Conversion Date, the Corporation shall cause its transfer agent to issue the Conversion Shares to the Holder in book-entry form, bearing the restrictive legends required by the Purchase Agreement. Effective as of the Conversion Date, the shares of Series E Preferred so converted shall cease to be outstanding, and the Holder shall be treated for all purposes as the record holder of the Conversion Shares. Any share of Series E Preferred that has become convertible but has not been converted on or before the Milestone Deadline shall be automatically converted into Conversion Shares on such date, without any action by the Holder, and the Corporation shall thereafter deliver the Conversion Shares upon surrender of any certificate therefor.

6.6       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion. In lieu of any fractional share to which a Holder would otherwise be entitled, the Corporation shall, at its election, either round down to the nearest whole share or pay cash equal to such fraction multiplied by the closing price of the Common Stock on Nasdaq on the Trading Day immediately preceding the Conversion Date.

6.7       Reservation of Shares. From and after receipt of the Shareholder Approval, the Corporation shall reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred.

6.8       Taxes. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of Conversion Shares upon conversion, except that the Holder shall pay any such tax due because the Conversion Shares are issued in a name other than the Holder’s. The Corporation may withhold from any Conversion Shares such amounts as are required under applicable tax law.

6.9       No Other Conversion or Exchange Right. Except as expressly provided in this Section 6, the Series E Preferred is not convertible into or exchangeable for Common Stock or any other security or property of the Corporation, and there is no conversion mechanic, conversion trigger or exchange right of any kind, including upon any Fundamental Transaction, change of control, Liquidation Event or delisting of the Common Stock.

7.	AUTOMATIC CANCELLATION; CANCELLATION FOR SET-OFF

7.1       Automatic Cancellation at Milestone Deadline. If any Conversion Condition has not been satisfied with respect to all or any portion of the Series E Preferred on or before the Milestone Deadline, then, automatically and without any further action of the Corporation, any Holder or any other person, effective as of the Milestone Deadline, all such shares of Series E Preferred (other than shares as to which a Conversion Eligibility Notice has been delivered and which are converted in accordance with Section 6.5) shall be cancelled and terminated, shall cease to be outstanding, and shall represent no right or claim of any kind against the Corporation, for no consideration and without any payment, conversion, extension, renegotiation right, dividend, interest, make-whole or other obligation of the Corporation. Each Holder, by acceptance of shares of Series E Preferred, agrees to such cancellation, waives any right to contest the same, and agrees to surrender promptly any certificate representing such shares. The Corporation may instruct its transfer agent to cancel such shares on its books without any action by the Holder and may file such certificate with the Secretary of State of the State of Nevada as it deems appropriate to evidence such cancellation.

7.2       Cancellation for Indemnification Set-Off. In accordance with Section 6.7 of the Purchase Agreement, the Corporation may, upon the notice and subject to the conditions set forth therein, cancel, for no consideration, a number of shares of Series E Preferred having an aggregate Stated Value equal to the amount of any Losses (as defined in the Purchase Agreement) for which the Corporation or any other Purchaser Indemnitee is entitled to indemnification thereunder, whether or not the Conversion Conditions have then been satisfied. Such cancellation shall be applied first against the Series E Preferred and then against the Series D Preferred. Each Holder, by acceptance of shares of Series E Preferred, irrevocably consents to any such cancellation and agrees that the Corporation may instruct its transfer agent to effect the same without any action by the Holder. If a claim giving rise to such cancellation is finally resolved in an amount less than the Stated Value of the shares so cancelled, the Corporation shall reissue to the Holder shares of Series E Preferred having a Stated Value equal to the difference, on the same terms (including the original Issuance Date for purposes of the Milestone Deadline) as the shares so cancelled.

7.3       No Cancellation Payment. No cancellation of Series E Preferred under this Section 7 shall entitle any Holder to any payment, security or other consideration from the Corporation.

8.	ADJUSTMENTS; FUNDAMENTAL TRANSACTIONS

8.1       Stock Splits and Combinations. If the Corporation, at any time while any shares of Series E Preferred are outstanding, (a) subdivides (by stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, or (b) combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be proportionately decreased (in the case of a subdivision) or increased (in the case of a combination), effective at the close of business on the effective date of such subdivision or combination.

8.2       Reclassification. If the Common Stock is changed into the same or a different number of shares of any class or series of stock, whether by reclassification, exchange or otherwise (other than a subdivision or combination provided for in Section 8.1 or a Fundamental Transaction provided for in Section 8.3), then each share of Series E Preferred shall thereafter be convertible (subject to the Conversion Conditions) into the kind and amount of stock and other securities receivable upon such change by a holder of the number of shares of Common Stock into which such share of Series E Preferred would have been convertible immediately prior to such change.

8.3       Fundamental Transactions. If, while any shares of Series E Preferred are outstanding, the Corporation effects (a) any merger or consolidation of the Corporation with or into another person in which the Corporation is not the surviving entity or in which the Common Stock is converted into or exchanged for other securities, cash or property, (b) any sale of all or substantially all of the Corporation’s assets, or (c) any tender or exchange offer or other transaction pursuant to which holders of Common Stock are permitted to exchange their shares for other securities, cash or property (each, a “Fundamental Transaction”), then the Corporation shall cause the successor or acquiring entity (if other than the Corporation) to assume in writing all of the obligations of the Corporation under this Certificate of Designation, and the Series E Preferred shall thereafter be convertible, subject to the Conversion Conditions (with the Nasdaq Confirmation condition applied by reference to the principal securities exchange on which the successor’s securities are listed, and with ARR measured by reference to the SalesIQ Platform and TradeIQ businesses as conducted by the successor), into the kind and amount of securities, cash or property that a holder of the number of Conversion Shares into which such Series E Preferred would then have been convertible would have received in such Fundamental Transaction. The Board shall make such good-faith equitable adjustments to the terms hereof as it determines are necessary to give effect to the foregoing, and no Fundamental Transaction shall give rise to any right of any Holder to require redemption, acceleration of conversion or payment of any amount.

8.4       No Other Adjustments. Except as expressly set forth in this Section 8, the Conversion Price shall not be subject to adjustment for any reason, including any issuance of Common Stock or securities convertible into or exercisable for Common Stock at a price below the Conversion Price, any dividend or distribution, or any change in the market price of the Common Stock. The Series E Preferred shall have no price-based, full-ratchet, weighted-average or other anti-dilution protection.

8.5       Notice of Adjustment. Upon any adjustment of the Conversion Price, the Corporation shall promptly deliver to each Holder a notice setting forth the adjusted Conversion Price and a brief statement of the facts requiring such adjustment.

9.	VOTING RIGHTS

9.1       No Voting Rights. The Series E Preferred shall have no voting rights with respect to any matter submitted to a vote of the stockholders of the Corporation, whether voting separately as a series or class or together with the Common Stock, except as may be required by mandatory, non-waivable provisions of the NRS. To the extent that the Holders are entitled by the NRS to vote as a separate series on any matter, each share of Series E Preferred shall be entitled to one vote on such matter.

9.2       No Voting Securities; Rule 5640. The Series E Preferred is intended and structured so that it shall not constitute “voting securities” of the Corporation, shall not be counted toward any aggregation threshold under Nasdaq Listing Rule 5635(b), and shall not disparately reduce or restrict the voting rights of the holders of Common Stock in violation of Nasdaq Listing Rule 5640. The Series E Preferred confers no protective, consent, veto, Board nomination, Board observer, management, information or other governance right of any kind, other than the right to receive the notices expressly provided for herein.

10.	NO PREEMPTIVE RIGHTS; NO REGISTRATION RIGHTS

10.1       No Preemptive Rights. The Series E Preferred shall not entitle the Holders to any preemptive or subscription rights with respect to the issuance of any securities of the Corporation.

10.2       No Registration Rights. The Corporation has no obligation to register the Series E Preferred or the Conversion Shares under the Securities Act or any state securities laws.

11.	TRANSFER; RESTRICTED SECURITIES

11.1       Transfer Restrictions. The Series E Preferred may not be offered, sold, assigned, pledged, hypothecated or otherwise transferred by any Holder, in whole or in part, other than to an affiliate of the Holder that agrees in writing to be bound by the Purchase Agreement and the Voting Agreement referred to therein, without the prior written consent of the Corporation, which may be withheld in its sole discretion. Any purported transfer in violation of this Section 11.1 shall be void ab initio, and the Corporation and its transfer agent shall not be required to record or give effect thereto. The Corporation shall maintain, or cause its transfer agent to maintain, a register of the Holders, and may deem and treat the record Holder of any shares of Series E Preferred as the sole true and lawful owner thereof for all purposes.

11.2       Restricted Securities; Legend. The Series E Preferred constitutes “restricted securities” within the meaning of Rule 144 under the Securities Act. Each certificate (or book-entry notation) representing shares of Series E Preferred shall bear a legend substantially in the following form:

“THE SHARES OF PREFERRED STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT (INCLUDING RULE 144 THEREUNDER, IF AVAILABLE), OR (3) IN A TRANSACTION NOT REQUIRING REGISTRATION UNDER THE ACT, AND IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES ARE NOT CONVERTIBLE UNLESS AND UNTIL THE CONVERSION

CONDITIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION HAVE BEEN SATISFIED, ARE SUBJECT TO AUTOMATIC CANCELLATION FOR NO CONSIDERATION, AND ARE SUBJECT TO TRANSFER RESTRICTIONS, CANCELLATION AND SET-OFF PROVISIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION AND IN AN ASSET PURCHASE AGREEMENT DATED AS OF SEPTEMBER 30, 2026, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

12.	AMENDMENT; WAIVER

12.1       Amendment. Except as provided in Section 12.2, this Certificate of Designation may be amended, and any provision hereof may be waived, only by the written consent of the Corporation (approved by the Board) and the Required Holders, and any such amendment shall be effected by the filing of a certificate of amendment with the Secretary of State of the State of Nevada in accordance with NRS 78.1955.

12.2       Amendments Without Holder Consent. The Corporation may, without the consent of any Holder, amend this Certificate of Designation (a) to cure any ambiguity or to correct or supplement any provision that may be defective or inconsistent with any other provision hereof or with the Purchase Agreement, (b) to conform this Certificate of Designation to any requirement of Nasdaq, the U.S. Securities and Exchange Commission or the Secretary of State of the State of Nevada, or (c) to decrease the number of authorized shares of Series E Preferred to the number then outstanding, in each case provided that such amendment does not adversely affect the rights of the Holders in any material respect.

12.3       No Amendment to Conversion Conditions. Notwithstanding Section 12.1, no amendment or waiver shall (a) waive, eliminate or reduce the Shareholder Approval or Nasdaq Confirmation conditions set forth in Sections 6.2(b) and 6.2(c), (b) permit conversion prior to satisfaction of the Conversion Conditions, or

(c) decrease the Conversion Price, in each case unless and until any stockholder approval required under the Nasdaq Listing Rules (including Rules 5635(a), 5635(b) and 5635(d), as applicable) for such amendment has been obtained.

13.	MISCELLANEOUS

13.1       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt, when delivered personally, by overnight courier service, by certified or registered mail (return receipt requested) or by email, to the Corporation at its principal executive offices (Attention: Chief Executive Officer) and to each Holder at the address of such Holder appearing on the books of the Corporation (or, in each case, to such other address as a party shall designate from time to time by written notice given in accordance with this Section 13.1).

13.2       Relationship to Purchase Agreement. The Series E Preferred is issued pursuant to, and each Holder by acceptance thereof agrees to be bound by, the Purchase Agreement. In the event of any conflict between this Certificate of Designation and the Purchase Agreement with respect to the Conversion Conditions, cancellation or set-off, the provision more protective of the Corporation shall control as between the Corporation and the Holder.

13.3       Lost Certificates. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing shares of Series E Preferred, and of an indemnity reasonably satisfactory to the Corporation, the Corporation shall issue a replacement certificate.

13.4       Headings; Severability. The headings of the various sections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. If any provision of this Certificate of Designation is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

13.5       Governing Law. This Certificate of Designation shall be governed by and construed in accordance with the laws of the State of Nevada.

THIRD: The number of shares of Series E Preferred designated in this Certificate of Designation does not exceed the number of authorized but undesignated shares of Preferred Stock that the Articles authorize the Board to issue.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its duly authorized officer as of September 30, 2026.

SADOT GROUP INC.

By:
Name: Michael D. Murray
Title: Chief Executive Officer

ANNEX I

FORM OF NOTICE OF CONVERSION — SERIES E PREFERRED

(To be executed by the Holder only after receipt of a Conversion Eligibility Notice from the Corporation)

The undersigned Holder hereby irrevocably elects to convert _____ shares of Series E Non- Voting Contingently Convertible Preferred Stock (the “Series E Preferred”) of Sadot Group Inc. (the “Corporation”), having an aggregate Stated Value of US$ _________, into shares of Common Stock of the Corporation in accordance with Section 6.5 of the Certificate of Designation of the Series E Preferred. The undersigned acknowledges that the Corporation delivered a Conversion Eligibility Notice dated _______ with respect to such shares.

Conversion Date: ____________	Conversion Price: US$ __________	Number of
Conversion Shares: __________

The undersigned represents and warrants that (i) it is an “accredited investor” as defined in Rule 501(a) of Regulation D; (ii) it is acquiring the Conversion Shares for its own account for investment and not with a view to distribution; (iii) it understands that the Conversion Shares are “restricted securities” and will bear the legends required by the Purchase Agreement; (iv) the representations and warranties of the undersigned in Section 3.17 of the Purchase Agreement are true and correct as of the date hereof; and (v) the Conversion Shares remain subject to the Voting Agreement and the lock-up and other transfer restrictions in the Purchase Agreement.

Conversion Shares to be issued in the name of: ___________________

Address / DWAC instructions: _______________________

HOLDER: SOFTECH RESOURCES LIMITED, a company duly incorporated under the laws of Hong Kong (Business Registration Number 80851742

By: _____________________________________

Name: Kailesh Jagdishchandra Ashani Title: Director Date: Sep 30, 2026